Exhibit 10(x)






                                 SOTHEBY'S
                                FOUNDED 1744

                 1334 York Avenue, New York, New York 10021
                         Telephone: (212) 606-7505


                          Sotheby's Holdings, Inc.

                                        October 27, 1993

The Lord Camoys
c/o Travers Smith Braithwaite
10 Snow Hill
London ECIA 2AL


Dear Lord Camoys:

     This will confirm our agreement concerning the terms and conditions under which you will be joining Sotheby's.

     1. You will, subject to ratification at the next meeting of the Board of Directors to be held on October 28, 1993, be elected as a non-executive Director of Sotheby's Holdings, Inc. and will take office as Deputy Chairman of said Board effective between April 1, 1994 and May 2, 1994 operating from Sotheby's London offices. The actual date you join the company shall hereinafter be referred to as your "date of hire." As a non-executive officer, you will receive normal fees paid to other non-executive directors from October 28, 1992 until your date of hire. Thereafter, the salary and other payments described in this agreement shall apply and you shall cease to receive any other non-executive officer compensation. As of your date of hire, you will be provided with office facilities and secretarial assistance.

     Your primary responsibilities shall include: contribution to the deliberation of Sotheby's Holdings, Inc.'s Board of Directors; to act as mentor to the senior group in the U.K. and Europe providing guidance, and where necessary, advice on management structures and images; helping to win business in Europe and elsewhere; generally representing the company at the highest level; and generally performing tasks which you shall be directed by the President and Chief Executive Officer of Sotheby's Holdings, Inc. and the President and Chief Executive Officer of Sotheby's Worldwide Auction Operations to assist in, all for the benefit of Sotheby's related companies and such other persons on the Board of Directors of Sotheby's Holdings, Inc.

     2. It is expected that you will spend a minimum of 25 hours each week dedicated to the business affairs of Sotheby's Holdings.




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     3.   We would recommend at the October 28, 1993 meeting of the Audit and Compensation Committee that subject to your actually joining Sotheby's between April, 1994 and May 2, 1994, you be granted 50,000 stock options. If you wish to trade in any of these options, you will be subject to the same rules and regulations as all other employees of Sotheby's Holdings and its affiliated companies.

     4. In the event you are interested in making purchases or selling your property at any of Sotheby's Holdings related entities, you must follow company policy. Attached for your review is a copy of Sotheby's Rules for Buying and Selling and Sotheby's Conflict of Interest Policy. Both of these, as well as other similar or related material provided to you or from time to time, or amendments thereto, constitute part of your terms and conditions of employment.

     5. We understand that you hold certain positions on the Board of Directors of other corporations and certain official appointments, as more specifically listed on Schedule I hereto. We confirm that Sotheby's Holdings does not object to any such directorships or appointments, but would require that you obtain approval of the Board of Directors before accepting any new directorships or appointments, such approval not to be unreasonably withheld.

     6. You will, upon your date of hire, be eligible for immediate medical coverage available to employees of Sotheby's located in London, on the same terms and conditions as other executives of Sotheby's. The medical plans of Sotheby's in London are available for your review. You will not, however, be eligible for any Sotheby's pension, life assurance, or other plans, and by signing below, confirm your understanding of this. Attached hereto is a copy of Sotheby's Company's Rules and Conditions of Employment in accordance with the Employment Protection (Consolidation Act
1978). These Rules and Conditions constitute part of your terms of employment.

     7. The company policy is that senior management travel business class on international trips and you are entitled to enjoy reasonable hotel accommodations. In addition, you will be paid an allowance at the rate of B.P.10,000 per annum (payable in monthly installments) to enable you to provide yourself with additional or upgraded transport facilities. Further details of the company's travel and entertainment policies are available for your review.

     8. You and we agree that, subject to the provisions of the laws of England, this Agreement shall extend for a period of four (4) years from your date of hire. You agree to provide us as soon as is reasonably practical with the date on which you can complete your employment at Barclays de Zoete Wedd and the date on which you will be free to join Sotheby's Holdings. It is




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agreed, however, that your date of hire shall be no later than May 2, 1994, and in the event that you are unable to commence employment by that date, then this offer of employment will lapse. Subject to execution of this Agreement and your appointment to Sotheby's Holdings, Inc.'s Board of Directors, it is agreed that we will announce your appointment as Deputy Chairman of Sotheby's Holdings on October 28, 1993.

     9. Your base salary at Sotheby's Holdings for the period of this Agreement will be B.P.100,000 per annum, payable monthly. Your salary will be paid by Sotheby's Holdings, Inc., a Michigan corporation, and will be paid to you in pounds sterling. Your first salary review will be in January
1995 and thereafter, annually or as is otherwise consistent with company policy. You will also be eligible for a bonus which, as with other employees, is purely discretionary.

     10. For the calendar year 1993, you have advised us that you expect to qualify for a bonus from Barclays. You will take no steps to waive the bonus from Barclays, and to the extent, if at all possible, will attempt to procure as high a bonus as is possible. In the event Barclays does not pay you all or any part of such bonus, Sotheby's Holdings agrees as a one-time payment only, to pay you the difference between the amount actually paid to you by Barclays and B.P.150,000. If the bonus paid by Barclays is equal to or greater than B.P.150,000, Sotheby's Holdings would not be responsible for any payment. The payment, if any, due under this paragraph 10 will be made within thirty days after your date of hire.

     11. Since you are not working for Sotheby's Holdings on a full time basis, you will not be entitled to any holiday pay from the company.

     12. In the event this agreement is not renewed at the expiration of the four year term, it is agreed that no notice period or severance is due to you for the time employed at Sotheby's Holdings and that you will waive any right to a redundancy payment and any other claim is respect of unfair dismissal under the Employment Protection (Consolidated) Act of 1978 in relation to this Agreement.

     13. From time to time in the course of your employment with Sotheby's Holdings or any of its affiliated entities (collectively, "Sotheby's"), you may receive certain confidential information concerning Sotheby's current or potential clients, including, but not limited to: their private telephone and fax numbers; business and residential addresses; purchase and sales history; the contents, value or history of ownership of their art collections; and personal and family background information. The foregoing, whether in oral, written or in any other form, is collectively referred to herein as "Confidential Information".




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     You agree that all Confidential Information shall be held in complete confidence and shall be used solely in connection with the performance of your duties as an employee of Sotheby's and shall be disclosed or communicated to other Sotheby's employees only on an "as needed " basis. Other than as set forth in the preceding sentence, you further agree that such Confidential Information shall not be disclosed to any person or entity for any other purpose and to the extent you have any notes, documents, memoranda, or other property (including copies thereof) relating to Sotheby's business (collectively, "Sotheby's Material"), you shall return all Sotheby's Material at the conclusion of your employment.

     In the event your employment with Sotheby's is terminated for any reason whatsoever, you further agree that: (i) you shall not disclose or use any Confidential Information for the purpose of engaging in any transactions involving the purchase or sale of fine or decorative art, and
(ii) for a period of two (2) years from such termination, you shall not accept employment, directly or indirectly, from Christie Manson & Woods, Ltd. International and its affiliated companies (collectively, "Christie's") including, without limitation, performing services for Christie's as a consultant. This Agreement shall not bar you from working for any dealer, gallery, museum or other auction house, provided that you do not make use of the Confidential Information.

     You understand that monetary damages would not provide an adequate remedy for a breach of this Agreement. You therefore agree that upon any breach hereof, Sotheby's shall be entitled to equitable relief, including without limitation a temporary and permanent injunction, in addition to any other available remedies.

     14. In the event of your incapacity during the period of your employment at Sotheby's Holding, Inc., then the following shall apply. If incapacity occurs within the first two years of your date of hire and you are incapacitated for a continuous period of twelve weeks or more, then Sotheby's Holdings shall have the right to terminate your employment on twelve weeks notice. If such incapacity occurs after three years, but less than four years, then after twenty six weeks of continuous incapacity, your employment may be terminated by Sotheby's Holdings on twenty six weeks notice. In any case, notice shall be given in writing.

     15. During any period of notice of termination (whether given by Sotheby's Holdings or you), Sotheby's Holdings shall be under no obligation to assign any duties to you, or to provide you with any work and shall be entitled to exclude you from its premises; provided, however, that this shall not affect your entitlement to receive your normal salary and other contractual benefits.




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     16.  Subject to the execution of this Agreement and your joining
Sotheby's Holdings on the terms and conditions hereof, we will reimburse you, upon submission of legal invoices, and after completion of the first thirty days of employment, for an amount up to and including B.P.2,000 for your legal fees associated with negotiating and finalizing this Agreement.

     17. This Agreement shall be governed by, construed and enforced in accordance with the laws of England and Wales, and each of us consent by signing below to the exclusive jurisdiction of the courts situated in England and Wales for the purpose of adjudicating any dispute relating to this Agreement.

                                   Very truly yours,

                                   SOTHEBY'S HOLDINGS, INC.

                                   By: /s/ Diana D. Brooks
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ACCEPTED AND AGREED:

By: /s/ Lord Camoys
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     Lord Camoys

Dated: 28 October 1993
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